Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Jim Motley
VP and CFO
972-307-5555

Gadzooks Reports Fourth Quarter and Annual Operating Results

DALLAS, May 17, 2004—Gadzooks, Inc. (OTC Pink Sheets: GADZQ) today reported a net loss of $27.9 million for the fourth quarter ended January 31, 2004. The Company recorded a net loss of $2.3 million for the prior year fourth quarter. The Company reported a net loss per share of $3.05 for the quarter compared to a net loss per share of $0.25 for the corresponding period a year ago. Net sales for the fourth quarter decreased 27.6 percent to $70.1 million from $96.8 million for the corresponding period of the prior year. Same store sales for the quarter declined 24.8 percent compared to a 3.1 percent decrease for the fourth quarter of last year.

The Company’s results for the fourth quarter were significantly impacted by the following factors:

•	A $9.0 million charge for long-lived asset impairments,

•	A $3.0 million write-down of inventory to estimated net realizable value in closing stores,

•	The significant comparable store sales decline,

•	Promotional activity initiated to stimulate sales and accelerate market share growth and

•	The fact that the Company did not record an income tax benefit for operating losses incurred.

The Company reported a net loss of $62.0 million, or $6.78 per share, for fiscal 2003 compared to a net loss of $1.3 million, or $0.14 per share, for the prior year. Net sales for fiscal 2003 decreased 20.6 percent to $258.5 million from $325.5 million for the prior year. Same store sales decreased 19.3 percent for the year versus a 3.4 percent decline for fiscal 2002.

For more detail, please see the Company’s Annual Report on Form 10-K filed on May 17, 2004.

“We are making good progress in the reorganization of our Company, said Jerry Szczepanski, Chairman and Chief Executive Officer. “We have solidified our merchandising organization, implemented significant cost reductions and closed 158 under performing stores since January 31, 2004. Our primary focus in fiscal 2004 has been on building a successful all-female business around a core group of approximately 250 stores. While there is much work left to do, we are encouraged by the results of our restructuring process thus far.”

Dallas-based Gadzooks is a specialty retailer of casual clothing, accessories and shoes for 16-22 year-old females. The Company provided clothing, accessories and shoes for young women and men prior to July 2003. Gadzooks now operates 252 stores in 40 states. However, there can be no guarantee that the Company will not subsequently decide to close any of these stores.

This material includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include estimates, targets, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. There are many factors that could cause forward-looking statements not to be correct, including the cautionary statements contained in this material and risks and uncertainties inherent in the Company’s business set forth in the filings of the Company with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. The Company does not undertake any obligation to update any forward-looking statements contained in this material.

Page 2 — Gadzooks Fourth Quarter 2003 Earnings

Gadzooks, Inc.
Consolidated Statements of Operations
(In thousands, except per share data – Quarterly Data Unaudited)

	Fourth Quarter Ended		Year Ended
	January 31,	February 1,	January 31,	February 1,
	2004	2003	2004	2003
Net sales	$70,101	$96,814	$258,506	$325,521
Cost of goods sold including buying, distribution and occupancy costs	67,821	73,498	227,849	244,321

Gross profit	2,280	23,316	30,657	81,200
Selling, general and administrative expenses	20,568	21,030	81,688	77,338
Long-lived asset impairments	8,974	5,870	8,974	5,870

Operating income (loss)	(27,262)	(3,584)	(60,005)	(2,008)
Interest expense	606	18	904	76
Interest income	3	8	76	150

Income (loss) before income taxes	(27,865)	(3,594)	(60,833)	(1,934)
Provision (benefit) for income taxes	—	(1,320)	1,144	(676)

Net income (loss)	$(27,865)	$(2,274)	$(61,977)	$(1,258)

Net income (loss) per share
Basic	$(3.05)	$(0.25)	$(6.78)	$(0.14)

Diluted	$(3.05)	$(0.25)	$(6.78)	$(0.14)

Weighted average common shares outstanding
Basic	9,140	9,140	9,136	9,126

Diluted	9,140	9,140	9,136	9,126

Balance Sheet Highlights
(in thousands)

	January 31,	February 1,
	2004	2003
Cash and cash equivalents	$1,832	$20,769
Inventory	40,627	56,192
Current assets	50,526	85,418
Total assets	76,220	125,127
Line of credit	11,272	—
Current liabilities	46,530	34,646
Total liabilities	50,414	38,769
Shareholders’ equity	25,806	86,358